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                                  EXHIBIT 4.2

                               AMENDMENT NO. 1 TO
                               ADAC LABORATORIES
                             1992 STOCK OPTION PLAN



         The 1992 Stock Option Plan of ADAC Laboratories (the "Plan") is hereby amended, effective immediately, as follows:

         1. Section 4(b)(viii), providing for the reduction of the exercise price of outstanding options under certain circumstances, is hereby deleted.

         2. The last full sentence of Section 8(a) of the Plan, providing for the determination of the exercise price of stock options granted, is hereby amended to read in full as follows:

                 "The per share exercise price for Shares to be issued pursuant to the exercise of a Nonqualified Option shall not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock on the date of grant as determined by the Board or the Committee."

         3. In all other respects the Plan is hereby ratified and confirmed.

         4. The amendments to the Plan herein set forth have been approved and are effective as of the fifteenth (15th) day of March, 1993.

                                             By order of the Board of Directors:



                                            By     /s/ Stanley D. Czerwinski
                                               --------------------------------
                                                       Stanley D. Czerwinski,
                                                       Chairman of the Board